Exhibit 99.7

CONSENT OF STEVEN A. RATHGABER

In accordance with Rule 438 promulgated under the Securities Act 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 to be filed by Cardtronics Group Limited, an English public limited company to be renamed Cardtronics plc (“Cardtronics plc”), with the Securities and Exchange Commission on or about April 27, 2016, and all supplements and amendments thereto (the “Registration Statement”), as a person about to become a director of Cardtronics plc, effective on or about the completion of the merger as described in the Registration Statement.

By:	/s/ Steven A. Rathgaber
Name: Steven A. Rathgaber

Date: April 27, 2016